EXHIBIT  99.1

Nettaxi.com  Signs  Letter  of  Intent  to  Merge  with  RAE  Systems,  Inc.

CAMPBELL, Calif.--(BUSINESS WIRE)--Dec. 10, 2001--Nettaxi.com (OTC BB: NTXY - news), a community and portal Web site that has been pursuing strategic opportunities for the acquisition or merger of a profitable business today announced that it has signed a letter of intent with RAE Systems, Inc., a leading manufacturer of portable photo-ionization detector equipped products.

The company's products are used in several major United States manufacturing industries, as well as numerous city, state, and federal agencies and departments. RAE System's proprietary and patented technology is also uniquely positioned for use in the detection and response to contaminants and vapors associated with weapons of mass destruction.

The letter of intent contemplates a merger of the two companies, with shareholders of RAE Systems receiving a majority of the outstanding shares of the combined entity. Upon completion of the merger, the new company would be known as RAE Systems, Inc. The merger would make RAE Systems a public company.

The merger is subject to the execution of a definitive merger agreement, the approval of each party's shareholders and each party's satisfaction with its due diligence review of the other.

"The merger with Nettaxi will allow us to exploit our business plan, make strategic acquisitions, and raise our operations to a new level", said Robert Chen, Chairman of RAE Systems, Inc. "This transaction has the potential to be a significant benefit to all of the shareholders involved."

"Since we announced our acquisition strategy in May 2001, we have continued to cut costs and downsize our operations. In our aggressive pursuit of identifying a merger candidate we have analyzed numerous potential acquisition candidates of varying qualities. RAE Systems appears to have strong management, a strong track record and to be uniquely positioned quality business that could add value for our shareholders." said Robert A. Rositano, Jr. CEO of Nettaxi. "We are focused on moving this transaction forward, and I am confident we are moving in the right direction."

About  Nettaxi.com

Nettaxi.com is an Internet portal with a range of services and content. Nettaxi offers members access to broadband content featuring sports, movie clips, movie trailers and other forms of entertainment. Nettaxi is currently in seeking a strategic acquisition of a new and profitable business model that will potentially increase shareholder value. Nettaxi is found on the Web at www.nettaxi.com.

About  RAE  Systems.

RAE Systems Inc. was established in 1991. RAE Systems is recognized as one of the world's leading manufacturers of technologically advanced single and multiple sensor atmospheric monitors, photo-ionization detectors, gas detection tubes, sampling pumps, and wirelessly connected gas detection and security monitoring systems. RAE Systems commercial customers include: American Airlines, United Airlines, US Airways, General Motors, Honda, Exxon, IBM, Mobile, DOW, Texaco, DuPont, Chevron, Hewlett-Packard, British Petroleum, Amoco, Motorola, Boeing, and Intel. Based in the heart of "Silicon Valley", RAE Systems is a progressive, high-tech company with manufacturing and distribution networks spanning the entire globe.

Safe  Harbor  Statement

The matters discussed in this news release include forward-looking statements such as statements relating to our ability to successfully complete the transactions contemplated by the letter of intent and statements regarding whether the acquisition will add value to our business. These forward looking statements are subject to various risks, uncertainties, and other factors that could cause actual results to vary materially from the results anticipated in such forward-looking statements. Such risks and uncertainties include, but are not limited to the possibility that we will be unable to agree on the terms of definitive agreements governing the transaction, that we will be unable to close the transactions contemplated. The inability to accurately predict our the success of our combined companies, and other risks are detailed from time to time in our filings with the Securities and Exchange Commission, and represents our judgment as of the date of this release. We disclaim any intent or obligation to update these forward-looking statements.


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